Exhibit 10.1
AMENDMENT NO. 3
TO
PROFESSIONAL AND MANAGEMENT SERVICES AGREEMENT AND
LICENSE
     THIS AMENDMENT NO. 3 TO PROFESSIONAL AND MANAGEMENT SERVICES AGREEMENT AND LICENSE (this “Amendment”) is made and entered into effective as of April 30, 2009 by and between Virtual Radiologic Professionals, LLC, a Delaware Limited Liability Company (“VRP” or the “Practice”), Virtual Radiologic Corporation, a Delaware corporation (“VRC”) and, for purposes of granting the rights specified under Section 12.17 of the Agreement to VRC, and agreeing to take the further actions specified under Section 12.17 of the Agreement, in each case as such Section is amended hereby, Eduard Michel, M.D. VRP, VRC and Dr. Michel are referred to herein each individually as a “party,” and together the “parties.”
     WHEREAS, VRP and VRC entered into that certain Professional and Management Services Agreement and License effective January 1, 2006, as amended (the “Agreement”);
     WHEREAS, the Practice is a single member limited liability company, and the parties wish to ensure for an orderly transition of the ownership of the Practice in certain circumstances to an individual who is qualified to own the membership units of the Practice.
     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and on the terms and subject to the conditions herein set forth, the parties have agreed and do hereby agree as follows:
1.	Section 12.17 of the Agreement is amended and restated to read:

Section 12.17 Acquisition Right.
     (a) The Practice shall cause each of its members to hereby irrevocably grant to VRC the fully assignable right, but not the obligation, to acquire or designate a qualified buyer to acquire all of the membership units of Practice (the “Securities”) for the sum of the lesser amount paid by each of the holders for such securities or the book value thereof (the “Acquisition Right”) in each of the following instances without the need for any further action by any Practice member, officer, or manager:
(i) Death of the member;
(ii) Disability of the member;

(iii) Events or circumstances that would constitute a basis for the stockholder’s “disqualification” within the meaning of Section 611 of the Delaware Professional Service Corporation Act, if the Company had been formed thereunder ;
(iv) Actual or proposed voluntary or involuntary transfer of Securities, whether by court or otherwise, including, without limitation, by reason of the bankruptcy or divorce of a member;
(v) Actual or threatened breach of this Agreement by the member; or
(vi) Any other action or inaction which, in the opinion of VRC following due consultation with appropriate professionals, would jeopardize the provision of professional medical services provided by Practice or any of VRC’s affiliates.
The Practice shall further cause each of its members to agree, on behalf of such member and such member’s successors and assigns, to execute and deliver such instruments and take such other actions as VRC or the Practice may require in order to carry out the sale of such member’s membership units as provided in this Section 12.17.
2.	Miscellaneous.
     A. Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Agreement.
     B. All of the terms, provisions, covenants, conditions, and obligations of this Amendment shall be binding upon, and inure to the benefit of, the successors in interest and permitted assigns of the parties hereto.
     C. All other provisions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have duly executed this Amendment.

VIRTUAL RADIOLOGIC CORPORATION

By:	/s/ Robert C. Kill

Title:	President and Chief Executive Officer

VIRTUAL RADIOLOGIC PROFESSIONALS, LLC

By:	/s/ Eduard Michel M.D.

Title:	President

/s/ Eduard Michel M.D.

Eduard Michel M.D.